Exhibit 99.1

PRESS RELEASE

For additional information, contact:

Jane Marsh, Chief Financial Officer

Belmont Bancorp.

(740)-699-3140

FOR RELEASE: October 30, 2003

SUBJECT: BELMONT BANCORP. REPORTS THIRD QUARTER 2003 EARNINGS

ST. CLAIRSVILLE, OHIO—Belmont Bancorp. (the “Company”), parent company of Belmont National Bank (the “Bank”), reported net income of $406,000, or $0.04 per common share for the three months ended September 30, 2003, compared to $689,000, or $0.06 per common share, for the three months ended September 30, 2002. For the first nine months of 2003, the Company reported net income of $2,236,000, or $0.20 per common share, versus $4,505,000, or $0.40 per common share, for the nine months of 2002. Earnings during 2002 were positively impacted by legal settlement proceeds from the Company’s derivative action during the first and second quarters of 2002.

President and CEO Wilbur R. Roat said, “Our focus during 2003 was to grow our loan portfolio with quality credit relationships, to reduce nonperforming assets, to expand our franchise next door into Pennsylvania where we see positive consumer demographics, and to enhance our non-interest fee income. Since year-end 2002, the Company’s loan portfolio has grown 12% to $146.3 million from $130.8 million; nonperforming assets have declined 14% to $2.8 million; we opened a loan production and investment services office in McMurray, Pennsylvania; and total deposit service charges are up 53% over the comparative nine months of 2002. I am gratified by these achievements in the Company’s turnaround, and our management team is committed to further improvements to the Company’s core performance.”

Total shareholders’ equity increased to $35.0 million at September 30, 2003 compared to $34.8 million at year-end 2002. CEO Roat said, “During the third quarter of 2003, the Company paid a special $0.10 per common share cash dividend totaling $1.1 million and declared a regular $0.03 per common share cash dividend totaling $333,000 paid earlier this month. Given the Bank’s well capitalized position, we have the ability to continue to grow the Company and reward our shareholders with the resumption of a regular dividend.” At September 30, 2003, the Bank’s tier one capital leverage ratio was 9.6%.

Belmont Bancorp. is a holding company with total assets of $297 million and Belmont National Bank offices in Bellaire, Bridgeport, Cadiz, Lansing, New Philadelphia, St. Clairsville, Schoenbrunn and Shadyside, Ohio, and in the Woodsdale and Elm Grove areas of Wheeling, West Virginia. Belmont Bancorp. stock trades in the SmallCap Market of NASDAQ under the symbol BLMT. The closing price of Belmont Bancorp. stock on October 29, 2003 was $5.56 per share. The book value of the Company’s stock at September 30, 2003 was $3.15.

Forward-looking Statements

In addition to historic information, this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than statements of historical fact, including statements regarding the Company’s expectations, beliefs, hopes, intentions or strategies regarding the future. In some cases, forward-looking statements can be identified by the use of words such as “may,” “will,” “expects,” “should,” “believes,” “plans,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” or other words of similar meaning. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in, or implied by, the forward looking statements. Readers should not place undue reliance on forward-looking statements, which reflect management’s opinion only as of the date on which they were made. Except as required by law, the Company disclaims any obligation to review or update these forward-looking statements to reflect events or circumstances as they occur. Readers should also carefully review any risk factors described in Company reports filed with the Securities and Exchange Commission.

Belmont Bancorp.

(000s except share and per share amounts)

	September 30, 2003	December 31, 2002
Total assets	$296,744	$289,468
Total loans	146,340	130,759
Allowance for loan losses	4,035	4,287
Nonperforming assets	2,814	3,253
Nonperforming assets as a % of total assets	0.95%	1.12%
Nonperforming assets as a % of allowance for loan losses	69.74%	75.88%
Total deposits	$232,754	$230,243

Capital Ratios
Tier 1 risk-based capital ratio	16.1%	16.2%
Total risk-based capital ratio	17.3%	17.5%
Tier 1 leverage ratio	10.0%	9.7%

	2003	2002
For the three months ended September 30
Net income	$406	$689
Provision for loan losses	—	(500)
Earnings per common share:
Basic	$0.04	$0.06
Diluted	$0.04	$0.06
Weighted average shares outstanding:
Basic	11,108,903	11,108,403
Diluted	11,181,253	11,154,878

(000s except share and per share amounts)

For the nine months ended September 30
Net income	$2,236	$4,505
Provision for loan losses	(1,350)	(500)
Earnings per common share:
Basic	$0.20	$0.41
Diluted	$0.20	$0.40
Weighted average shares outstanding:
Basic	11,108,632	11,104,634
Diluted	11,181,674	11,149,927